QKL Stores Inc. Announces Pricing of Public
Offering of 6 Million Shares of Common
Stock

•	Press Release
•	Source: QKL Stores Inc.
•	On 9:08 am EST, Thursday November 19, 2009

DAQING, China, Nov. 19 /PRNewswire-Asia/ — QKL Stores Inc. (the "Company") (Nasdaq: QKLS - News), a leading regional supermarket chain in Northeast China, today announced that its public offering of 6 million shares of common stock was priced at $5.75 per share.

The net proceeds, after deducting underwriting discounts and commissions will be approximately $32,775,000. QKL Stores has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares to cover over-allotments at the public offering price. Roth Capital Partners, LLC acted as the sole book runner for the offering.

The net proceeds from the offering will be used to open three stores and one distribution center during the remainder of 2009, additional stores and distribution centers in 2010, and to update the Company's information systems. The Company may also use the proceeds for working capital and general corporate purposes.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores Inc. is a leading regional supermarket chain company operating in Northeast China. The Company sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, convenience stores, and department stores; the company also has its own distribution centers that service its supermarkets.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. QKL Stores Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward- looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

This release is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus and that will contain detailed information about the company and management, as well as financial statements.

For more information, please contact:

Company Contact:
QKL Stores Inc.
Diana Zhang & Crystal Chen
Tel: +86-45-9460-7626

Investor Relations:
ICR, Inc.
Wei Jung Yang
Tel: +86-10-6599-7968

Bill Zima
Tel: +1-203-682-8200